Exhibit 99.1
NEWS RELEASE

Contact:	Gregg Lampf (443) 327-1532 glampf@safenet-inc.com www.safenet-inc.com
SafeNet Reports Second Quarter 2006 Financial Results
Strong Revenue; DSOs at 57 Days;
FY 2006 Revenue Guidance Reiterated; EPS Guidance Updated;
Updates to Stock Option Accounting Issues;
2.1 Million Shares, $34 Million of Common Stock Repurchased During the Quarter
BALTIMORE, Maryland—July 26, 2006 — SafeNet (NASDAQ: SFNT), setting the standard for information security, today announced results for the second quarter ended June 30, 2006 and provided updated information regarding its investigation into accounting practices surrounding previous grants of stock options to directors, officers and employees, and related non-reliance on previously issued financial statements, and other corporate developments.
Comments contained in this release pertaining to results from operations should be read in conjunction with the section below entitled “Update on Stock Option Granting Issues”.
Revenues for the three-month period ended June 30, 2006, increased 10 percent to $69.5 million, compared to $63.1 million for the same period in 2005.
Non-GAAP net income for the quarter ended June 30, 2006 was $5.2 million, or $0.22 per diluted share, compared to $8.0 million, or $0.31 per diluted share, for the same period of 2005. Non-GAAP net income excludes acquisition-related charges, lease restructuring, the expensing of stock options in accordance with FAS 123R, amortization of acquired intangibles, and integration costs. Included in the non-GAAP results were $1.2 million of costs relating to legal and other professional fees associated with stock option accounting issues. The assumed effective income tax rate is 35 percent. Reconciliations of Non-GAAP to GAAP financial measures used in this press release are contained in the Consolidated Statements of Operations, Non-GAAP table.
Net loss under generally accepted accounting principles (GAAP) for the quarter ended June 30, 2006 was $0.8 million or $0.04 per share, which compares to a GAAP net loss of $4.9 million, or $0.20 per diluted share, for the same period of 2005. For the first time, financial results for 2006 include stock-based compensation expenses as required by FAS 123R. For the quarter ended June 30, 2006, this expense was $3.4 million.
Update on Stock Option Granting Issues

As previously disclosed on June 2, 2006, SafeNet’s Board of Directors has appointed a special committee of the board to investigate the Company’s stock option granting practices. The special committee has retained independent counsel and forensic accountants to assist in its investigation, which is currently in progress. In addition, the Company has retained an international professional services firm to assist the Company in a review of the Company’s accounting for stock option grants. That review is also ongoing.
Based on its review to date, the Company believes that certain option grants, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time. With respect to one of these grants, made to officers and employees of the Company, including the chief executive officer, in the fourth quarter of 2002, the Company has concluded that material non-cash, stock-based compensation expenses related to this option grant will have to be recorded. Therefore, the Company expects that financial statements for the fourth quarter of 2002 will have to be restated. As a result, the Company, in consultation with the Audit Committee and with the concurrence of its independent registered accounting firm, Ernst & Young LLP has determined that its financial statements and its related audit report of its independent registered accounting firm for the year ended December 31, 2002 should no longer be relied upon. The review by the Company and the investigation by the special committee of the Board of Directors are not yet complete, and accordingly the Company has not yet determined if there are further charges pertaining to the 2002 period or if financial statements from any other reporting periods will require restatement. Because the Company will not file its Form 10-Q for the quarter ended June 30, 2006 until it completes its review of accounting for stock option grants, the Company will not file its Form 10-Q for the second quarter of 2006 on a timely basis.
Furthermore, any changes to the Company’s accounting for stock option grants may result in changes to its reported financial results, including its net income and net income per share earnings results reported in this press release for 2006 and the comparative information for 2005 and such changes may be material. Accordingly, the results reported in this press release, and any related disclosure regarding trends and guidance, must be considered preliminary.
Second Quarter 2006 Financial Highlights
•	Cash, cash equivalents and short term investments was $329.6 million as of June 30, 2006, as compared to $342.7 million from December 31, 2005. During the quarter $34.2 million was used for the stock repurchase program.

•	Operating cash flow was $10.8 million for the second quarter of 2006 and $24.7 million for the six months ended June 30, 2006. This compares to $10.1 million and $17.3 million for the same period of 2005.

•	Days Sales Outstanding (DSO) were 57 days as of June 30, 2006, as compared to 70 days for the same quarter of 2005.

Share Repurchase Program — On May 4, 2006, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $50 million of the Company’s common stock. As of June 30, 2006, the Company had repurchased approximately $34 million of its common stock, representing 2.1 million shares. As of July 24, 2006, the repurchase program was completed resulting in a total of 3.1 million shares of common stock having been repurchased.
Anthony Caputo, Chairman and CEO of SafeNet, stated, “We are pleased to be able to report strong revenue for the quarter with all areas of our business performing well. Commercial Enterprise, the business area that has been challenged over the past few quarters, delivered an 18 percent sequential improvement over the first quarter of 2006. While one quarter does not make a trend, it appears that our increased focus, accelerated product launches and more aggressive marketing efforts have started to have an impact. Further improvements in operating results are anticipated since, during the quarter, we merged the Company’s Borderless Security and High Speed Encryption business units to capitalize on the synergies that exist between the respective product offerings. As a result, annual costs have been reduced by approximately $5 million, the benefits of which should be first seen in the third quarter of this year. We believe that given these steps and a strong current backlog, the long term trend for Commercial Enterprise will continue to strengthen.”
Mr. Caputo continued, “In addition, measures undertaken to strengthen the organization, increase shareholder value, and enhance our accounting and financial reporting functions are taking hold. During the quarter a major step to bolster our financial reporting capabilities was accomplished with the hiring of an experienced Worldwide Controller. Most recently, we made a significant change within our sales organization, promoting Phil Saunders, a nine-year SafeNet veteran, to Senior Vice President of Worldwide Sales. Additionally, within three months of the initial announcement, the stock repurchase program is complete with over three million shares purchased in total.”
“We also continue to work diligently with respect to the stock option granting issues. The special committee of the Board is responding to related lawsuits, and we have made our stock option policy more transparent,” Caputo continued. “By implementing this policy, we expect everybody will have a clear understanding of when and how stock options may be granted to directors, officers and employees, and that the procedure will be easier to administer. In the meantime, the special committee continues its work, following an independent and methodical process over which management has no oversight.”
Second Quarter 2006 Business Highlights
Customer Wins
•	SafeNet’s Commercial Enterprise business area has received approximately $10 million in orders from one customer for the Company’s Hardware Security Modules (HSMs). These orders are currently in backlog, and the Company expects to begin generating revenue from these orders in the fourth quarter of 2006. The customer is the world’s largest co-operative supplying secure, standardized messaging services and interface software to financial institutions. The customer has also indicated intent to purchase an additional $10 million of these products for delivery in the first half of 2007.

•	Additional orders for the KIV-7M link encryptor totaling approximately $43 million were placed during the second quarter.

•	PMC-Sierra licensed SafeNet’s silicon-proven SafeXcel IP Packet Engine to add powerful security capabilities to PMC-Sierra’s MSP8520™ Multi-Service Processor® for secure networking, IP storage and printer/imaging applications. The security functionality in PMC-Sierra’s MSP8520 processor is provided by SafeNet’s SafeXcel IP Packet Engine — a highly integrated cryptographic accelerator for security algorithms and protocols such as Internet Protocol Security (IPsec), Secure Socket Layer (SSL), Transport Layer Security (TLS), and Secure Real-Time Transport Protocol (SRTP).

•	Dynamic Survey Solutions, developer of the highly successful GPSeismic® suite of software applications, selected SafeNet Sentinel Hardware Keys to secure its applications. Dynamic Survey Solutions has been using hardware security to protect its software since 1993. After extensive research to evaluate various vendors to update their technology, Dynamic Survey Solutions chose to implement the new SafeNet Sentinel Hardware Keys.
Product Developments
•	SafeNet launched a new line of SafeEnterprise Ethernet Encryptors to secure Metro Ethernet communications. The SafeEnterprise™ family of Ethernet Encryptors enable the world’s leading financial, pharmaceutical, legal, government and enterprise organizations to protect critical information assets traveling across regional and global networks.

•	SafeNet announced the union of two of the Company’s leading technologies — the SafeEnterprise ProtectDrive disk encryption product and the SafeNet Borderless Security iKey 2032 identification token — for the formation of a new Solution. The ProtectDrive + iKey 2032 Solution provides scalable encryption and authentication-based access security designed especially to protect data at the asset level for the world’s leading organizations.

•	SafeNet announced the launch of the Borderless Security Smart Card 400, a critical component to the Company’s HSPD-12 solution. This new technology builds upon SafeNet’s past expertise in providing smart card solutions for physical and logical access to the government agencies and securing transactions between worldwide financial institutions. The core components for a HSPD-12 solution include smart cards, PKI, biometrics, middleware, a card credential management system and a physical access system.

•	SafeNet announced a major upgrade of the industry-leading QuickSec IPSec VPN product line. The complementary security products QuickSec 4.0 Client Toolkit and QuickSec 4.0 Server Toolkit enable the large installed base of QuickSec OEM developers to add IKEv2 to the full range of enterprise security gateways, enterprise-class PBX systems, desktop VPN clients, and mobile VPN platforms in use today. This major release marked the first simultaneous release by SafeNet of compatible client-side and server-side development tools implementing the most current IPSec security features like IKEv2, stateful firewall, IPv6/IPv4 support, 64-bit platform support and pre-integration with high-speed security processors for hardware acceleration.

•	SafeNet announced the Borderless Access Server, the newest addition to the Borderless Security solution set. This new offering provides a comprehensive solution for enterprises to quickly implement a secure remote access solution authorized by risk and role-based access control mechanisms, coupled tightly with integrated two-factor strong authentication. The solution secures remote access over the Internet, wired or wireless, with three levels of security checks.
Corporate Developments
•	J. Carter Beese, Jr. was appointed to SafeNet’s Board of Directors. Mr. Beese is a former Securities and Exchange Commissioner and serves on the Nominating Committee. He will also consult with company executives regarding corporate governance issues and the firm’s day-to-day operations.

•	Carole Argo became Chief Financial Officer. Ms. Argo also serves as President. She previously served as SafeNet’s CFO from 1999 to June 2004.

•	John W. Frederick joined SafeNet at the end of the second quarter as Vice President and Worldwide Controller. Mr. Frederick will oversee the Company’s accounting and financial reporting functions.
Fixed Date for Granting Options
Reflecting an evolution both in the Company’s procedures and in overall industry best practices, the SafeNet Board of Directors approved a new Company policy under which options will be granted on fixed dates. The Company expects the new policy regarding options to provide increased transparency to shareholders and analysts regarding stock option grants.
Current Business Outlook for Second Quarter and Full Year 2006
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release. Further, these statements may be impacted by the results of the Company’s ongoing investigation of its past stock option granting practices as described more fully above.
During the quarter, SafeNet’s corporate representatives may reiterate the Company’s published Business Outlook during private meetings with investors, investment analysts, the media and others. Prior to the start of SafeNet’s quiet period for the third quarter of 2006, the public can continue to rely on the Business Outlook set forth in this press release as being SafeNet’s current expectations unless SafeNet publishes a notice stating otherwise. During the quiet period, SafeNet and its corporate representatives will not comment concerning the previously published Business Outlook and previously published guidance should no longer be considered the Company’s then current Outlook. During the quiet period, the Company’s press releases and filings with the SEC on Forms 10-K and 10-Q should be considered historical, speaking as of prior to the quiet period only and not subject to update by the Company. SafeNet’s quiet period at the end of the third quarter is expected to run from September 18, 2006 until financial results are released in October 2006. This period may be affected by any delay in the filing of the Company’s financial statements.
For the quarter ending September 30, 2006, SafeNet currently expects to achieve revenues in the range of $70 to $74 million. The non-GAAP net income is expected to be in the range of $0.27 to $0.31 per diluted share. GAAP net income is expected to be in the range of $0.11 to $0.14 per diluted share.
For the year ending December 31, 2006, SafeNet continues to expect to achieve revenues in the range of $276 to $291 million. However, EPS guidance is being updated due to legal, accounting, tax and other professional services fees previously unknown and estimated to be approximately $5 million for the year. Non-GAAP net income for 2006 is expected to be between $1.22 and $1.28 per diluted share. GAAP net income is expected to be in the range of $0.34 to $0.39 per diluted share.
Non-GAAP net income excludes: (i) acquisition-related charges (net of taxes), primarily consisting of amortization of acquired intangibles estimated to be approximately $5 million for the quarter ending September 30, 2006 and approximately $19.8 million for the year ending December 31, 2006; and (ii) compensation expense associated with the expensing of stock options in accordance with FAS 123R, estimated to be approximately $2 million for the quarter ending September 30, 2006 and approximately $8.5 million for the year ending December 31, 2006. The Company does not expect to exclude any additional integration charges for the rest of the year as the integrations are essentially complete.
Conference Call
As previously announced, SafeNet is hosting a conference call today at 5:00 pm EDT. To join SafeNet in the conference call, dial 1-800-561-2718 and use passcode 52519050 within the United States. If you are calling from outside the U.S., please dial 617-614-3525 and use the same passcode. The conference call will also be available via live webcast on SafeNet’s Investor Relations web site at www.safenetinvestor.com. A replay of the conference call will be immediately available via webcast on SafeNet’s Investor Relations site.
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the Company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, Cisco Systems, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this document that are not historical facts, including, without limitation, statements relating to the estimated impact of expensing stock options under FAS 123R, could be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and beliefs, are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, such as, among others, economic, business, competitive, and/or regulatory factors affecting SafeNet’s business generally, including those set forth in SafeNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, SafeNet’s results could differ materially from the expectations in these statements. SafeNet assumes no obligation and does not intend to update or alter these forward-looking statements, whether as a result of new information, future events, or otherwise.
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Editor’s Note: SafeNet, Sentinel, iKey and QuickSec are registered trademarks and SafeXcel is a trademark of SafeNet. All other trademarks are the property of their respective owners.

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited — In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005
Revenues (1)
Licenses and royalties	$5,061	$4,272	$3,741	$8,802	$8,251
Products	55,339	53,389	51,897	107,236	103,174
Service and maintenance	9,110	5,481	7,837	16,947	11,429

	69,510	63,142	63,475	132,985	122,854

Cost of revenues
Licenses and royalties	7	48	6	13	154
Products	30,981	27,312	28,234	59,215	51,077
Service and maintenance	1,898	1,395	2,234	4,132	2,495
Amortization of acquired intangible assets	3,252	3,489	3,362	6,614	6,980

Cost of revenues	36,138	32,244	33,836	69,974	60,706

Gross profit	33,372	30,898	29,639	63,011	62,148

Restructuring charges	581	2,582	32	613	2,582
Research and development expenses	9,991	9,115	8,621	18,612	17,628
Sales and marketing expenses	12,084	13,414	13,220	25,304	23,534
General and administrative expenses	10,977	5,867	9,653	20,630	11,561
Write-off of acquired in-process research and development costs	—	2,315	—	—	2,315
Costs of integration of acquired companies	741	2,403	1,228	1,969	5,733
Amortization of acquired intangible assets	1,577	2,100	1,951	3,528	4,366

Total operating expenses	35,951	37,796	34,705	70,656	67,719

Operating loss	(2,579)	(6,898)	(5,066)	(7,645)	(5,571)

Interest and other income, net	1,148	2,143	1,457	2,605	2,649

Loss before income taxes	(1,431)	(4,755)	(3,609)	(5,040)	(2,922)

Income tax benefit (expense)	593	(140)	1,219	1,812	(800)

Net loss	$(838)	$(4,895)	$(2,390)	$(3,228)	$(3,722)

Loss per common share:
Basic	$(0.04)	$(0.20)	$(0.10)	$(0.14)	$(0.15)

Diluted	$(0.04)	$(0.20)	$(0.10)	$(0.14)	$(0.15)

Shares used in computation:
Basic	23,610	24,652	23,990	23,801	24,572
Diluted	23,610	24,652	23,990	23,801	24,572

(1)	Certain prior period amounts were reclassified to conform to current period presentation.

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS, NON-GAAP
(Unaudited — In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005
Revenues (1)
Licenses and royalties	$5,061	$4,272	$3,741	$8,802	$8,251
Products	55,339	53,389	51,897	107,236	103,174
Service and maintenance	9,110	5,481	7,837	16,947	11,429

	69,510	63,142	63,475	132,985	122,854
Cost of revenues	32,737	28,368	30,335	63,072	53,229

Gross profit	36,773	34,774	33,140	69,913	69,625

Research and development expenses	9,325	8,168	8,031	17,356	16,421
Sales and marketing expenses	11,473	11,747	12,691	24,164	21,605
General and administrative expenses (2)	9,089	4,717	7,950	17,039	9,589

Total operating expenses	29,887	24,632	28,672	58,559	47,615

Operating income	6,886	10,142	4,468	11,354	22,010

Interest and other income, net	1,148	2,143	1,457	2,605	2,649

Income before income taxes	8,034	12,285	5,925	13,959	24,659

Income tax expense	(2,812)	(4,300)	(2,074)	(4,886)	(8,631)

Net income	$5,222	$7,985	$3,851	$9,073	$16,028

Income per common share:
Basic	$0.22	$0.32	$0.16	$0.38	$0.65

Diluted	$0.22	$0.31	$0.16	$0.37	$0.63

Shares used in computation:
Basic	23,610	24,652	23,990	23,801	24,572
Diluted	23,974	25,490	24,558	24,320	25,447

(1) Certain prior period amounts were reclassified to conform to current period presentation.
(2) Reflects approximately $1.2 million of costs associated with stock option accounting issues for the three month period ending June 30, 2006.

Reconciliation to GAAP:

Amortization of acquired intangibles — cost of revenues	3,252	3,489	3,362	6,614	6,980
Stock based compensation — cost of revenues	149	94	139	288	204
Cost of goods sold — non-recurring	—	293	—	—	293

Total cost of goods sold adjustments	3,401	3,876	3,501	6,902	7,477

Restructuring charges	581	2,582	32	613	2,582
Write-off of acquired in-process R&D	—	2,315	—	—	2,315
Research and development — non-recurring	—	730	—	—	730
Sales and marketing — non-recurring	2	1,420	—	2	1,420
General and administrative — non-recurring	(51)	461	851	800	461
Research and development — stock based compensation	666	217	590	1,256	477
Sales and marketing — stock based compensation	609	247	529	1,138	509
General and administrative — stock based compensation	1,939	689	852	2,791	1,511
Integration costs	741	2,403	1,228	1,969	5,733
Amortization of acquired intangibles — operating expenses	1,577	2,100	1,951	3,528	4,366

Total operating expense adjustments	6,064	13,164	6,033	12,097	20,104

Variance in income tax	(3,405)	(4,160)	(3,293)	(6,698)	(7,831)

Total Adjustments	6,060	12,880	6,241	12,301	19,750

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$54,259	$63,934
Short term investments	275,349	278,785
Accounts receivable, net of allowance for doubtful accounts	43,771	67,722
Inventories, net of reserve	28,285	22,176
Unbilled costs and fees	3,564	4,025
Deferred income taxes	9,599	9,575
Other current assets	6,864	5,874

Total current assets	421,691	452,091
Equipment and leasehold improvements, net of accumulated	19,232	17,904
Computer software development costs, net of accumulated	4,568	3,886
Goodwill	340,879	339,785
Intangible assets, net of accumulated amortization	122,320	132,318
Other assets	7,826	8,168

Total assets	$916,516	$954,152

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$13,242	$19,770
Accrued salaries and commissions	11,751	14,007
Advance payments and deferred revenue	12,647	11,009
Accrued warranty	4,159	4,443
Other accrued expenses	14,233	12,768
Accrued income taxes	10,344	9,385

Total current liabilities	66,376	71,382

Long-term debt	250,000	250,000
Deferred tax liability	39,232	43,599
Other long-term liabilities	5,990	6,040

Total liabilities	361,598	371,021

Stockholders’ equity:
Preferred stock, $.01 par value per share Authorized 500 shares, none issued and outstanding	—	—
Common stock, $.01 par value per share	256	253
Additional paid-in capital	660,446	651,745
Treasury stock	(84,288)	(49,990)
Accumulated other comprehensive income	2,834	2,225
Accumulated deficit	(24,330)	(21,102)

Net stockholders’ equity	554,918	583,131

Total liabilities and stockholders’ equity	$916,516	$954,152

(1)	Certain prior period amounts were reclassified to conform to current period presentation.